Exhibit 99.1
RCN Reports First Quarter 2008 Results
Consolidated Revenue +17% Y-o-Y to $180 Million; EBITDA +21% Y-o-Y to $44 Million
Resi/Small Business Segment Contributes $139 Million Revenue; $34 Million EBITDA
RCN Metro Segment Contributes $41 Million Revenue; $10 Million EBITDA
Residential/SMB Customers Up 14,000 Y-o-Y and 5,000 Sequentially
Herndon, VA, May 8, 2008 - RCN Corporation (NASDAQ: RCNI), a leading provider of video, data, and voice services to residential, small-medium business and enterprise/carrier customers, today announced its results for the first quarter 2008.
Peter D. Aquino, President and Chief Executive Officer stated, “RCN had a great start to 2008, leveraging our deep metro fiber assets to deliver consistent revenue and EBITDA expansion. As a result of the NEON acquisition, RCN Metro Optical Networks is being reported as a separate segment for the first time this quarter, allowing us to highlight the unique value of this asset, representing one of the premier competitive telecom providers in the northeast, mid-Atlantic and Chicago areas. We continue to capture the vertical growth opportunity built into our footprint, proactively serving the broadband needs of our target customer groups, residential, small-medium business, carriers and enterprises. Our asset portfolio is well-diversified from a geographic and customer segment standpoint, strengthening our competitive position as we move ahead. We are focused on continued strong financial and operational execution, and look forward to continued progress on our key initiatives, including Project Analog Crush (going all-digital for HD expansion) and NEON integration.”
First Quarter Review
Following are first quarter 2008 highlights for RCN’s consolidated results as well as results for its two operating segments: Residential/Small Business, comprised of the RCN and RCN Business Services business units; and RCN Metro Optical Networks. For ease of comparison, RCN is presenting results on both a reported basis and on a pro forma basis as if the NEON Communications acquisition, completed November 13, 2007, had been completed on January 1, 2007:
Consolidated Results
•
Revenue. Total revenue of $180 million increased 17% as reported from $153 million in the first quarter of 2007, and 7% from $168 million in the fourth quarter of 2007. Pro forma for the NEON acquisition, first quarter 2008 revenue increased 5% from last year and 2% from last quarter.

•
EBITDA. EBITDA of $44 million increased 21% as reported from $36 million in the first quarter of 2007, and increased 7% from $41 million in the fourth quarter of 2007. Pro forma for the NEON acquisition, first quarter 2008 EBITDA increased 13% from last year and 2% from last quarter. EBITDA margin of 24.3% increased approximately 70 basis points from the first quarter of 2007 as reported, driven by strong margin expansion in the RCN Metro segment and flat margins in the Residential / Small Business segment. On a pro forma basis, first quarter 2008 EBITDA margin grew by approximately 170 basis points from last year, primarily resulting from NEON-related revenue growth and synergies. EBITDA is a non-GAAP financial measure — see “Non-GAAP Measures” below.

•
Capital Expenditures. Capital expenditures, on an as reported basis, were $27 million compared to $25 million in the first quarter of 2007, and $27 million in the fourth quarter of 2007. Pro forma for the NEON acquisition, capital expenditures were $30 million in the first quarter 2007 and $29 million in the fourth quarter of 2007.

Residential/Small Business Segment
•
Revenue. Residential/Small Business revenue of $139 million increased 4% from $134 million in the first quarter of 2007, and 1% from $137 million in the fourth quarter of 2007. Year-over-year revenue growth was driven by the addition of approximately 14,000 new customers and 37,000 revenue generating units (“RGUs”), as well as an increase in average revenue per customer (“ARPC”) to $109.

•
EBITDA. Residential/Small Business EBITDA of $34 million increased 2% from $33 million in the first quarter of 2007, and increased slightly from the fourth quarter of 2007. EBITDA margin of 24% was flat from last year and last quarter, due to the timing of programming cost increases vs. the timing of our corresponding rate increases, as well as continued investments to increase penetration in the small / medium business space and to improve the long-term productivity and effectiveness of customer care, sales, and field operations functions, which are expected to contribute to margin expansion beginning in the second half of 2008.

•	Capital Expenditures. Residential/Small Business capital expenditures of $21 million were flat compared to both the first quarter of 2007 and the fourth quarter of 2007.
•
Customers, RGUs and Digital Penetration. RCN had approximately 421,000 residential/small-medium business customers as of March 31, 2008 versus 416,000 as of December 31, 2007, and 407,000 customers as of March 31, 2007. The percentage of customers taking RCN’s triple play is steady at 38%. Total revenue generating units increased 4% from last year to approximately 904,000, with video, data and voice RGUs all increasing sequentially. At quarter-end, RCN’s digital video penetration rate rose to 72% of video customers from 60% in the first quarter of 2007 and 69% in the fourth quarter of 2007, primarily resulting from our investments in Project Analog Crush.

RCN Metro Optical Networks Segment
•
Revenue. RCN Metro revenue of $41 million increased 115% as reported from $19 million in the first quarter of 2007, and 32% from $31 million in the fourth quarter of 2007. Pro forma for the NEON acquisition, first quarter 2008 RCN Metro revenue increased 10% from last year and 2% from last quarter. Revenue growth was driven primarily by continued strength in transport services.

•
EBITDA. RCN Metro EBITDA of $10 million increased 217% as reported from $3 million in the first quarter of 2007, and increased 37% from $7 million in the fourth quarter of 2007. Pro forma for the NEON acquisition, first quarter 2008 EBITDA increased 73% from last year and 6% from last quarter. EBITDA margin of 25% grew approximately 800 basis points from the first quarter of 2007 and approximately 100 basis points from the fourth quarter of 2007, as reported, and grew approximately 900 basis points from last year and 100 basis points from last quarter on a pro forma basis, primarily as a result of revenue growth and NEON synergies.

•
Capital Expenditures. RCN Metro capital expenditures, on an as reported basis, were $6 million compared to $4 million in the first quarter of 2007, and $5 million in the fourth quarter of 2007. Pro forma for the NEON acquisition, capital expenditures were $9 million in the first quarter 2007 and $7 million in the fourth quarter of 2007.

•
Customers, Employees. RCN Metro ended the quarter with approximately 800 customers, representing a wide range of industries and services purchased. Approximately 80% of RCN Metro’s customers have monthly recurring charges (“MRC’s”) of less than $10,000 per month, yet only account for slightly more than 10% of total monthly revenue. RCN Metro generates nearly 90% of its revenue from customers with MRC’s over $10,000 per month and nearly 60% of its revenue from customers with MRC’s over $100,000 per month. From a customer segment perspective, RCN Metro generates approximately 35% of its revenue from telecommunications carriers, 25% from national wireless providers, and 25% from financial services enterprise customers, with the remainder from other enterprise customers. RCN Metro had 237 employees as of March 31, 2008, 61 of which were in sales or sales support functions.

Reported Results
Revenue increased to $180 million in the first quarter of 2008, compared to $153 million in the first quarter of 2007 and $168 million in the fourth quarter of 2007. Net loss from continuing operations was $26 million in the first quarter of 2008, compared to $22 million in the first quarter of 2007 and $33 million in the fourth quarter of 2007.
2008 Financial Outlook
RCN’s full-year 2008 Outlook remains unchanged:
•	Revenue of approximately $730-740 million

•	EBITDA of approximately $190-200 million

•	Capital expenditures of approximately $110-120 million
RCN anticipates that RCN Metro will represent approximately 23-24% of consolidated 2008 revenue, with an EBITDA margin approaching 30% on a fully allocated basis.

Michael T. Sicoli, Chief Financial Officer of RCN, stated, “First quarter performance was solid, as we yet again delivered sequential and year-over-year growth in both revenue and EBITDA. We are excited to report our RCN Metro results as a separate segment this quarter, highlighting the significant revenue and EBITDA growth potential of this business unit. We will continue to invest in improving our competitive position and driving growth in each of our business units, with a balanced emphasis on delivering positive free cash flow and preserving flexibility for future strategic investments such as acquisitions or share repurchases.”
Non-GAAP Measures
In addition to the results presented in accordance with Generally Accepted Accounting Principles throughout this press release, RCN has presented non-GAAP financial measures, such as EBITDA, EBITDA Margin, ARPC, both as reported and on a pro forma basis. RCN believes that these non-GAAP measures, viewed in addition to and not in lieu of its reported GAAP results, provide useful information to investors because they are an integral part of RCN’s internal evaluation of operating performance. In addition, they are measures that RCN uses to evaluate management’s effectiveness. A reconciliation to the comparable GAAP measures is available on page 8. RCN’s non-GAAP financial measures may not be comparable to similarly titled measures presented by other companies.
First Quarter Conference Call
Management will conduct a conference call to discuss first quarter results and its strategic outlook today at 08:30 AM Eastern time. Please be sure to dial into the call 10 to 15 minutes before start time. The dial in number for the call is 888-529-1782, conference ID: 42794364. The call is also being webcast with an accompanying slide presentation, which can be accessed at http://investor.rcn.com/calendar.cfm. A replay of this conference call will be available from 11:30 AM today until 11:59 PM Eastern time on May 15. The dial in number for the replay is 706-645-9291; the conference ID is the same as above. The webcast and slides will also be archived on RCN’s website.
About RCN Corporation
RCN (www.rcn.com) is a facilities-based, competitive broadband telecommunications services provider, delivering video, high-speed data and voice services to residential and small & medium business customers under the brand names of RCN and RCN Business Services, respectively. In addition, through its RCN Metro Optical Networks business unit, RCN delivers fiber-based high-capacity data transport services to large commercial customers, primarily large enterprises and carriers, targeting the metropolitan central business districts in its geographic markets. RCN operates its own networks in the northeast and mid-Atlantic states, as well as the Chicago area. The main metro and suburban areas where it operates include: Washington, D.C., Philadelphia and Lehigh Valley, New York City, Boston, and Chicago. RCNI-Q
RCN Forward-Looking Statements
This press release contains forward-looking statements regarding future events and future performance of RCN that involve risks and uncertainties that could materially affect actual results. This information is qualified in its entirety by cautionary statements and risk factors disclosure contained in certain of RCN’s Securities and Exchange Commission filings. For a description of certain factors that could cause actual results to vary from current expectations and forward-looking statements contained in this press release, refer to documents that RCN files from time to time with the Securities and Exchange Commission.

Contacts:	Richard Ramlall, SVP Strategic and External Affairs, RCN, 703-434-8430 Carolyn Capaccio, Lippert/Heilshorn & Associates, 212-838-3777
(Tables follow)

RCN CORPORATION AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(dollars in millions)

	For the three months ended
	March 31, 2008	March 31, 2007

Revenues	$179.8	$153.3
Costs and expenses:
Direct expenses	65.9	54.4
Selling, general and administrative (including stock-based compensation)	74.9	68.1
Exit costs and restructuring charges	(0.2)	4.3
Depreciation and amortization	52.0	47.1

Operating loss	(12.7)	(20.5)

Investment income	1.1	1.9
Interest expense	(14.5)	(4.2)
Other expense, net	(0.1)	(0.1)

Loss from continuing operations before income taxes	(26.2)	(23.0)
Income tax benefit	—	(0.5)

Net loss from continuing operations	(26.2)	(22.4)
Income from discontinued operations, net of tax	—	2.0
Gain on sale of discontinued operations, net of tax	—	15.7

Net loss	$(26.2)	$(4.6)

RCN CORPORATION AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(dollars in millions)

	March 31, 2008	December 31, 2007
ASSETS

Current Assets:
Cash and cash equivalents	$15.2	$21.8
Short-term investments	48.9	45.9
Accounts receivable, net of allowance for doubtful accounts	63.6	64.7
Prepayments and other current assets	22.1	22.8

Total current assets	149.8	155.2

Property, plant and equipment, net of accumulated depreciation	776.7	793.4
Intangible assets, net of accumulated amortization	100.2	107.5
Long-term restricted investments	15.7	22.8
Deferred charges and other assets	18.3	16.9

Total assets	$1,060.6	$1,095.8

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Accounts payable	$34.0	$24.0
Advance billings and customer deposits	41.9	41.9
Accrued expenses and other	62.9	78.0
Accrued employee compensation and related expenses	14.1	17.6
Accrued exit costs	2.6	2.6
Current portion of long-term debt and capital lease obligations	7.3	7.3

Total current liabilities	162.9	171.6

Long-term debt and capital lease obligations, net of current maturities	735.8	737.6
Other long-term liabilities	82.2	69.7

Total liabilities	980.9	978.9

Commitments and contingencies

Stockholders’ Equity:
Common stock, par value $0.01 per share	0.4	0.4
Additional paid-in-capital	449.6	444.7
Treasury stock	(5.5)	(4.7)
Accumulated deficit	(329.9)	(303.7)
Accumulated other comprehensive income	(34.8)	(19.8)

Total stockholders’ equity	79.7	116.9

Total liabilities and stockholders’ equity	$1,060.6	$1,095.8

RCN CORPORATION AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(dollars in millions)

	For the three months ended
	March 31, 2008	March 31,2007

Cash flows from operating activities:
Net loss from continuing operations	$(26.2)	$(22.4)

Adjustments to reconcile net loss to net cash provided by operating activities:
Non-cash stock-based compensation	4.6	5.3
Depreciation and amortization	52.0	47.1
Provision for doubtful accounts	3.0	2.4
Other	(6.0)	(15.6)

	53.6	39.2

Net cash provided by continuing operations	27.4	16.7
Net cash provided by discontinued operations	—	0.8

Net cash provided by operating activities	27.4	17.5

Cash flows from investing activities:
Additions to property, plant and equipment	(34.4)	(21.1)
Investment in intangibles	—	(2.3)
Increase in short-term investments	(3.0)	(31.0)
Proceeds from sale of discontinued operations and other assets	0.2	43.8
Decrease in restricted investments	7.1	1.2

Net cash used in continuing operations	(30.1)	(9.3)
Net cash used in discontinued operations	—	(0.2)

Net cash used in investing activities	(30.1)	(9.5)

Cash flows from financing activities:
Payments of long-term debt, including debt premium	(1.8)	(0.2)
Dividend payments	(1.3)	—
Purchase of treasury stock	(0.8)	(2.4)
Proceeds from the exercise of stock options	0.1	0.4

Net cash used in financing activities	(3.9)	(2.3)

Net (decrease) increase in cash and cash equivalents	(6.6)	5.7
Cash and cash equivalents at beginning of the period	21.8	66.3

Cash and cash equivalents at end of the period	$15.2	$72.1

RESIDENTIAL / SMALL BUSINESS SEGMENT OPERATING RESULTS

(dollars in millions)	March 31, 2008	December 31, 2007	March 31,2007

Video	$71.2	$69.1	$67.2
Data	34.8	34.5	32.5
Voice	29.0	29.0	29.8
Recip Comp/Other	4.3	4.7	5.0

Total Revenue	139.2	137.3	134.5

Direct expenses	49.8	49.8	46.7
Selling, general and administrative (1)	55.9	54.0	54.9

EBITDA	$33.5	$33.4	$32.9
EBITDA Margin	24.1%	24.3%	24.5%

Capital Expenditures	$21.3	$21.2	$21.2

Key Metrics
(customers & RGUs in thousands)

Video RGUs	362	358	354
Data RGUs	291	285	265
Voice RGUs	251	250	248

Total RGUs (Excluding Digital)	904	893	867

Customers	421	416	407
Average Revenue Per Customer (2)	$109	$109	$108
RCN METRO OPTICAL NETWORKS SEGMENT OPERATING RESULTS

(dollars in millions)	March 31, 2008	December 31, 2007	March 31, 2007

Transport Services	$25.1	$17.3	$7.9
Data and Internet Services	6.3	5.5	5.0
Leased Services	8.0	6.8	4.4
Other	1.2	1.0	1.7

Total Revenue	40.6	30.7	18.9

Direct expenses	16.1	11.7	7.7
Selling, general and administrative (1)	14.4	11.6	8.0

EBITDA	$10.1	$7.4	$3.2
EBITDA Margin	25.0%	24.0%	16.9%

Capital Expenditures	$5.9	$5.3	$3.9

(1)	Excludes stock-based compensation

(2)
In connection with our transition to segment reporting, effective 1/1/08 we have reclassified certain customers, RGUs, and revenue related to our RCN Metro business unit such that they are no longer included in our reported Residential / SMB metrics. The effect on customers and RGUs is de minimus and the impact on ARPC is approximately $1; therefore this change will only be reflected for periods after 1/1/08 and historical results will remain as previously presented.

RCN Corporation
Non-GAAP Reconciliations
(1) EBITDA
EBITDA is defined as net income (loss) plus income (loss) from discontinued operations net of tax, gain on sale of discontinued operations net of tax, income tax benefit (expense), other (expense) income net, loss on early extinguishment of debt, (loss) gain on sale of assets, interest expense, investment income, depreciation and amortization, non-cash stock-based compensation and other special items including impairments, exit costs and other charges. EBITDA margin represents EBITDA divided by total revenues. We believe that EBITDA provides useful information to investors because it is an indicator of the strength and performance of our ongoing business operations, including our ability to fund discretionary spending such as capital expenditures and other investments and our ability to incur and service debt. While depreciation and amortization are considered operating costs under generally accepted accounting principles, these expenses represent non-cash current period allocation of costs associated with long-lived assets acquired or constructed in prior periods. EBITDA is a calculation commonly used as a basis for investors, analysts and credit rating agencies to evaluate and compare the periodic and future operating performance and value of companies within the cable industry. EBITDA, as defined above, may not be similar to EBITDA measures of other companies, is not a measurement under accounting principles generally accepted in the United States and should be considered in addition to, but not as a substitute for, the information contained in our statements of operations.

				Guidance
CONSOLIDATED	For the three months ended			For the year ended
(dollars in millions)	March 31, 2008	December 31, 2007	March 31, 2007	December 31, 2008

Net loss	$(26.2)	$(32.4)	$(4.6)	$(83.5-73.5)
Gain on sale of discontinued operations, net of tax	—	(0.1)	(15.7)
Income tax benefit	—	(0.5)	(0.5)
Income from discontinued operations, net of tax	—	(0.2)	(2.0)
Adjust early extinguishment of debt	—	(0.1)	—
Loss on sale of assets	0.1	0.1	0.1
Interest expense	14.5	12.8	4.2	52.0
Investment income	(1.1)	(2.5)	(1.9)	(3.0)
Depreciation and amortization	52.0	50.7	47.1	210.0
Non-cash stock-based compensation expense	4.6	11.9	5.3	14.5
Exit costs & restructuring	(0.2)	1.3	4.3

EBITDA	$43.7	$40.8	$36.1	$190.0-210.0
EBITDA Margin	24.3%	24.3%	23.6%

RESIDENTIAL / SMALL BUSINESS SEGMENT	For the three months ended
(dollars in millions)	March 31, 2008	December 31, 2007	March 31, 2007

Operating loss	$(11.9)	$(21.7)	$(21.2)
Exit costs and restructuring charges	(0.2)	1.2	4.1
Depreciation and amortization	42.0	44.5	45.3
Stock-based compensation	3.6	9.4	4.6

EBITDA	$33.5	$33.4	$32.9
EBITDA Margin	24.1%	24.3%	24.5%

RCN METRO OPTICAL NETWORKS	For the three months ended
(dollars in millions)	March 31, 2008	December 31, 2007	March 31, 2007

Operating (loss) income	$(0.8)	$(1.4)	$0.7
Exit costs and restructuring charges	—	0.1	0.2
Depreciation and amortization	10.0	6.2	1.7
Stock-based compensation	1.0	2.5	0.6
EBITDA	$10.1	$7.4	$3.2
EBITDA Margin	25.0%	24.0%	16.9%

(2) ARPC
Average monthly revenue per customer, or ARPC, is an industry metric that measures revenues, excluding certain commercial and other residential revenue (consisting of dial-up, reciprocal compensation and web hosting revenue) per period divided by the average number of customers during that period. We believe that ARPC provides useful information concerning the appeal of our service offerings and our rate plans. ARPC as defined above may not be similar to ARPC measures of other companies, is not a measurement under accounting principles generally accepted in the United States and should be considered in addition to, but not as a substitute for, the information contained in our statements of operations.

	For the three months ended
($ in millions, except ARPC)	March 31, 2008	December 31, 2007	March 31, 2007
Total Revenue	$179.8	$167.9	$153.3
Less: Certain Commercial Revenue	(40.6)	(29.2)	(17.8)
Less: Other Residential Revenue	(2.9)	(2.8)	(3.5)

Customer Revenue	$136.4	$135.9	$132.0
ARPC	$109	$109	$108

(3) Pro Forma Results (Adjusted for 2007 NEON Operations)
Includes pro forma operating results for NEON for periods prior to the closing date of the acquisition (November 13, 2007), to provide a more comparable view of historical performance vs. current reported results.

	RCN Consolidated Results		RCN Metro Optical Networks Results
	For the three months ended:		For the three months ended:
(dollars in millions)	December 31, 2007	March 31, 2007	December 31, 2007	March 31, 2007
Revenue:
RCN (as reported)	$167.9	$153.3	$30.7	$18.9
NEON Pro Forma (1)	9.0	18.1	9.0	18.1

Pro Forma Revenue	$176.9	$171.5	$39.7	$37.0

Direct Costs:
RCN (as reported)	$61.5	$54.4	$11.7	$7.7
NEON Pro Forma	3.7	7.8	3.7	7.8

Pro Forma Direct Costs	$65.2	$62.2	$15.3	$15.5

Selling, General & Administrative (2):
RCN (as reported)	$65.7	$62.8	$11.6	$8.0
NEON Pro Forma	3.1	7.7	3.1	7.7

Pro Forma SG&A	$68.8	$70.5	$14.8	$15.7

EBITDA:
RCN (as reported)	$40.8	$36.1	$7.4	$3.2
NEON Pro Forma	2.2	2.7	2.2	2.7

Pro Forma EBITDA	$43.0	$38.8	$9.6	$5.8

EBITDA Margin:
RCN (as reported)	24.3%	23.6%	24.0%	16.9%
NEON Pro Forma	24.6%	14.6%	24.6%	14.6%

Pro Forma EBITDA Margin	24.3%	22.6%	24.2%	15.8%

Capital Expenditures:
RCN (as reported)	$26.5	$25.1	$5.3	$3.9
NEON Pro Forma	2.2	5.0	2.2	5.0

Pro Forma Capex	$28.7	$30.1	$7.4	$8.9

(1)	Includes an estimated reduction in deferred revenue of $0.6 million in Q107 and $0.4 million in Q407 related to purchase price accounting

(2)	Excludes stock-based compensation and deal related costs.